                                                                    EXHIBIT 24.2
                Subsidiary Defined Contribution Retirement Plans
                ------------------------------------------------

                               RESOLUTION OF THE
                               -----------------
                             BOARD OF DIRECTORS OF
                             ---------------------
                                PG&E CORPORTION
                                ---------------

                                October 21, 1998
                                ----------------

     WHEREAS, the Nominating and Compensation Committee of this Board of Directors has determined that it is advisable to provide employees of certain of this corporation's subsidiaries (namely, U.S. Generating Company, PG&E Energy Services Corporation, and PG&E Gas Transmission, Northwest Corporation) (collectively, the "Subsidiaries") the opportunity to acquire a proprietary interest in the corporation to further align the interest of those employees with the interests of shareholders;

     WHEREAS, to facilitate employee investment in this corporation, the Nominating and Compensation Committee has recommended to this Board of Directors that it authorize the offer and sale of up to 3,000,000 shares of PG&E Corporation common stock to participants in defined contribution retirement plans maintained by the Subsidiaries which have been or will be amended to permit employees (both union and non-union employees) to direct the investment of their contributions into a fund containing PG&E Corporation common stock, which 3,000,000 shares would be subtracted from the 20,000,000 shares of PG&E Corporation common stock already authorized for offer and sale to participants in the defined contribution retirement plans of Pacific Gas and Electric Company (the "PG&E Savings Fund Plan"); and

     WHEREAS, to comply with the registration requirements of the Securities Act of 1933 with respect to the offer and sale of said 3,000,000 shares, the Nominating and Compensation Committee has recommended to the Board of Directors to authorize (i) the amendment of the Form S-8 Registration Statement No. 33-50601 (the "Registration Statement") previously filed by this corporation with the Securities and Exchange Commission ("SEC") for the offer and sale of up to 20,000,000 shares of PG&E Corporation common stock pursuant to the PG&E Savings Fund Plan to transfer the registration of 3,000,000 of such previously registered shares to a new registration statement to be filed with respect to the

Subsidiaries' plans, and (ii) the filing of a new registration statement on Form S-8 by the corporation with the SEC to register the offer and sale of up to 3,000,000 shares of PG&E Corporation common stock pursuant to the Subsidiaries' plans (the "New Registration Statement"); and

     WHEREAS, the Board of Directors has determined that it is in the best interests of this corporation and its shareholders (i) to authorize the offer and sale of an aggregate of 3,000,000 shares of PG&E Corporation common stock to employees of the Subsidiaries through the Subsidiaries' respective defined contribution retirement plans (whether such offered shares are newly issued by the corporation or outstanding shares purchased on the open market by the respective plan's trustee on behalf of participants), (ii) to amend the Registration Statement to permit 3,000,000 shares of the registered shares to be offered pursuant to Subsidiaries' plans, and (iii) to file the New Registration Statement;

     NOW, THEREFORE, BE IT RESOLVED that this corporation is hereby authorized to offer a total of 1,000,000 shares of its common stock to employee-participants in the defined contribution retirement plans established by U.S. Generating Company for its union and non-union employees, a total of 1,000,000 shares of its common stock to employee-participants in the defined contribution retirement plan established by PG&E Energy Services Corporation, and a total of 1,000,000 shares of its common stock to the employee-participants in the defined contribution retirement plans of PG&E Gas Transmission, Northwest Corporation for its union and non-union employees, at the price and on the terms provided in such plans; and

     BE IT FURTHER RESOLVED that such shares (a total of 3,000,000 shares) may be newly issued shares or shares purchased on the open market by the respective plan's trustee on behalf of participants, and, of the 20,000,000 shares previously authorized for issuance and sale under the PG&E Savings Fund Plan, 3,000,000 shares thereof are hereby reserved for issuance, offer, and sale under the terms of the Subsidiaries' plans; and

     BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized and directed to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary or appropriate to carry out this resolution, including the filing of one or more post-effective amendments to the Registration Statement and the filing of the New Registration Statement as described above; and

     BE IT FURTHER RESOLVED that LESLIE H.EVERETT, LINDA Y.H. CHENG, WONDY S. LEE, ERIC MONTIZAMBERT, GARY P. ENCINAS, JOHN E. FORD, and KATHLEEN M. HAYES are hereby authorized, jointly and severally, to sign on behalf of this corporation as attorneys in fact for the Chairman of the Board, Chief Executive Officer, and President, the Senior Vice President, Chief Financial Officer, and Treasurer, and the Vice President and Controller of this corporation, one or more post-effective amendments to the Registration Statement, the New Registration Statement, and any and all amendments and supplements to such New Registration Statement, as described above, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the SEC adopted pursuant thereto with regard to the filing of said post-effective amendment(s), New Registration Statement, and amendments and supplements, and the offer and sale of this corporation's common stock to employee-participants of the Subsidiaries' plans described above.

          I, LINDA Y.H. CHENG, do hereby certify that I am an Assistant Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held at the office of said corporation on October 21, 1998; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

          WITNESS my hand and the seal of said corporation hereunto affixed this 21st day of December, 1998.

                           LINDA Y.H. CHENG
                           _______________________________
                           Linda Y.H. Cheng
                           Assistant Corporate Secretary
                           PG&E CORPORATION



C  O  R  P  O  R  A  T  E

     S  E  A  L